Exhibit 10.13
SUBLICENSE AGREEMENT
     This Sublicense Agreement (“Sublicense Agreement”) is made and entered into and is effective on November 13, 2006 (the “Effective Date”) by and between Bio-Rad Laboratories, Inc., a Delaware company, and its Affiliates (“Bio-Rad”) and Ciphergen Biosystems, Inc. (“Ciphergen”). Bio-Rad and Ciphergen may each be referred to herein individually as a “Party” or, collectively, as “Parties.”
RECITALS
     WHEREAS, Bio-Rad and Ciphergen have entered into an Asset Purchase Agreement dated August 14, 2006 (the “APA”), pursuant to which Bio-Rad is acquiring certain assets and liabilities of Ciphergen related to the Business (as such term is defined below);
     WHEREAS, Pursuant to a Settlement Agreement among Ciphergen, MAS, LumiCyte and Hutchens effective as of February 21, 2003 (the “Settlement Agreement”) Ciphergen obtained certain rights to the Baylor Technology and the MAS Technology (as those terms are defined below); and
     WHEREAS, Bio-Rad is desirous of obtaining a sublicense of such technologies;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. DEFINITIONS
     As used in this Sublicense Agreement, except where the context otherwise dictates, the following capitalized terms shall have the following meanings:
     1.1 “Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     1.2 “Adjusted Total Revenue” shall mean, with respect to a given period, total revenues of Bio-Rad and its Affiliates as customarily recognized for financial reporting purposes in such period, in accordance with GAAP to the extent attributable to the commercialization of Products that incorporate the Licensed Technology.

Sublicense Agreement between
Bio-Rad and Ciphergen
     1.3 “Baylor” shall mean the Baylor College of Medicine, a Texas non-profit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030.
     1.4 “Baylor Agreement” shall mean that certain Technology Transfer Agreement dated September 14, 1993, between MAS and Baylor.
     1.5 “Baylor Patent Rights” shall mean all U.S. patents or patent applications (including but not limited to the Disclosure of Invention) listed on Schedule 1.2 of the Baylor Agreement and all divisions, reissues re-examinations, renewals, continuations, continuations in-part, extensions and patents issued thereon, and any and all other counterpart applications in any other countries and patents and inventor’s certificates, utility models and the like issuing therefrom.
     1.6 “Baylor Technology” shall mean the Baylor Patent Rights and Improvements to the Baylor Technology together with related know-how, information, processes, formulae, patterns, compilations, programs, devices, methods, techniques, compounds, products, data, preparations and usage information or materials and sources thereof, whether or not patentable, in each case that relate to the Baylor Patent Rights and are included within desorption and ionization strategies for the analysis of analytes and molecules and (A) have been developed in a laboratory at Baylor that was under the direct supervision of Hutchens or Tai-Tung Yip (“Yip”) or (B) that otherwise have been developed by Hutchens or Yip prior to September 14, 1993. The Baylor Technology includes, but is not limited to, biological, medical, mechanical, chemical, engineering and other scientific and practical information, drawings, specifications, notes, records, lab notebooks and other writings or compilations of information.
     1.7 “Business” shall have the meaning given such term in the APA.
     1.8 “Ciphergen” shall mean Ciphergen Biosystems, Inc., a Delaware corporation.
     1.9 “Ciphergen Agreement” shall mean that certain Assignment Agreement among MAS, LumiCyte, Hutchens and Ciphergen executed on May 28, 2003.
     1.10 “Ciphergen Exclusivity Period” shall mean a period of five (5) years after the Effective Date.

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     1.11 “Clinical Diagnostics” shall mean, in the clinical medical practice, the assaying, testing or determination of, inside or outside of a living human or animal, one or more biomarkers in or on any test sample for the purpose of identifying, characterizing, defining or diagnosing a disease state (including, without limitation, determining the state of health of a human or animal) to identify, treat or prevent disease, as well as the screening, prognosis, therapeutic monitoring and/or evaluation of the progression of any disease. For the avoidance of doubt, if an assay is being performed on a living animal, or on animal tissue or other sample derived from a living animal, for the purpose of food testing, such application shall not be considered a Clinical Diagnostic.
     1.12 “Clinical Diagnostics Developer” shall mean any Laboratory within any entity (including Ciphergen) engaged in the research and development and/or manufacture or sale of product, processes or services for Clinical Diagnostics purposes.
     1.13 “Clinical Diagnostics Market” shall mean (1) Clinical Diagnostics Developers, (2) Commercial Clinical Laboratories, (3) Collaborators, (4) home-users of Clinical Diagnostic assays, and (5) physician’s office user of Clinical Diagnostic assays.
     1.14 “Collaborator” shall mean any Laboratory within any entity with whom Ciphergen has agreed to collaborate, in writing and with prior written notification to Bio-Rad, in research and development activities related to products, processes or services for Clinical Diagnostic purposes. During the Ciphergen Exclusivity Period, the number of such Collaborators shall not increase by more than 5 per year nor total more than 30, including collaborators existing as of the Effective Date. Collaborators existing as of the Effective Date are identified on Schedule A of the Cross License Agreement.
     1.15 “Commercial Clinical Laboratory” shall mean any clinical Laboratory (including, without limitation, laboratories contained within a hospital, physician’s office or other similar treatment center, e.g., urgent care centers, chronic care facilities and stand-alone Laboratories that collect samples for purposes of testing) engaged in the sale of products, processes or services for Clinical Diagnostic purposes.
     1.16 “Cross License Agreement” shall mean the Cross License Agreement between Ciphergen and Bio-Rad, entered into at even date herewith.

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     1.17 “Excluded Field” shall mean making, having made, using, selling, offering for sale, importing and otherwise commercially exploiting any products, processes and services (a) in the field of Clinical Diagnostics into the Clinical Diagnostics Market, and (b) subject only to Section 2.3, for internal research, development, and commercialization related to products, processes, and services in the field of Clinical Diagnostics into the Clinical Diagnostics Market, and including internal research activities related to discovering biomarkers, developing diagnostic tests, and in its capacity as a Clinical Diagnostics Developer or Commercial Clinical Laboratory,.
     1.18 “Exclusive License Agreement” shall mean that certain Exclusive License Agreement effective as of February 21, 2003 between Ciphergen and MAS.
     1.19 “GAAP” shall mean the then-current applicable United States Generally Accepted Accounting Principles consistently applied as recognized or accepted by the Financial Accounting Standards Board.
     1.20 “Hutchens” shall mean T. William Hutchens, an individual.
     1.21 “Improvement” shall mean any change or modification to an invention disclosed in the Baylor Patent Rights or comprising the Baylor Technology that, if unlicensed, would infringe one or more claims of any issued patent included within the Baylor Patent Rights and made in a laboratory at Baylor under the supervision of Hutchens and Yip during the four year period commencing on September 14, 1993.
     1.22 “Laboratory” shall mean any laboratory equipped for scientific research and/or engaged in the development, manufacture and/or sale of products, processes or services including, without limitation, clinical reference laboratories.
     1.23 “Licensed Technology” shall mean, collectively, the Baylor Technology, any Improvement and the MAS Technology.
     1.24 “LumiCyte” shall mean LumiCyte, Inc., a California corporation.
     1.25 “MAS” shall mean Molecular Analytical Systems, Inc., a Texas corporation.

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     1.26 “MAS Agreements” shall mean, collectively, the CTI Agreement, the IllumeSys Agreement, the LumiCyte Agreement and the LumiGen Agreement, as referenced, amended and assigned pursuant to Sections 2.1 through 2.4 of the Ciphergen Agreement.
     1.27 “MAS Technology” shall mean all inventions, know-how, information, processes, formulae, patterns, compilations, programs, devices, methods, techniques, compounds, products, data, preparations and usage information or materials and sources thereof, whether or not patentable, which have been developed or otherwise acquired by MAS, including all rights licensed to Ciphergen pursuant to the MAS Agreements, the Ciphergen Agreement and the Exclusive License Agreement, and including any improvement which has been licensed to Ciphergen by MAS. MAS Technology shall not include the Baylor Technology and Improvements.
     1.28 “Person” shall mean an individual, sole proprietorship, partnership; limited partnership, corporation, limited liability company, trust, unincorporated association, or other similar entity or organization, including a government or political subdivision, department or agency of a government.
     1.29 “Products” shall mean any and all products of any kind whatsoever, including, but not limited to, processes, machines, articles of manufacture, compositions of matter, instruments, devices, consumables, components, services, information, and software.
     1.30 “Royalty Expiration Date” shall have the meaning as set forth in Section 2.4.
     1.31 “Third Party” shall mean any Person other than Ciphergen, Bio-Rad, and their Affiliates.
2. GRANT OF LICENSES AND ROYALTIES
     2.1 Baylor Technology. Ciphergen hereby grants to Bio-Rad a royalty-bearing, irrevocable, worldwide sublicense, including the right to sublicense outside of the field of Clinical Diagnostics, under the Baylor Technology to make, have made, use, sell, offer for sale, import and otherwise commercially exploit any products, processes and services outside of the Excluded Field. This license shall be exclusive to Bio-Rad, provided that Ciphergen shall retain all rights in the Excluded Field (subject only to Section 2.3) during the Ciphergen Exclusivity Period.

Sublicense Agreement between
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          (a) Upon the expiration of the Ciphergen Exclusivity Period, such license shall also extend to the Excluded Field, provided that it shall be co-exclusive between Ciphergen and Bio-Rad in the Excluded Field, except that Bio-Rad shall have no right to sublicense the Baylor Technology in the field of Clinical Diagnostics, except as may be required by its customers or end users.
          (b) The scope of this license shall not exceed the scope of rights granted from MAS and/or LumiCyte to Ciphergen under the MAS Agreements, the Ciphergen Agreement, and the Exclusive License Agreement.
     2.2 MAS Technology. Ciphergen hereby grants to Bio-Rad a royalty-bearing, irrevocable, worldwide sublicense, including the right to sublicense outside of the field of Clinical Diagnostics, under the MAS Technology to make, have made, use, sell, offer for sale, import and otherwise commercially exploit any products, processes and services outside of the Excluded Field. This license shall be exclusive to Bio-Rad, provided that Ciphergen shall retain all rights in the Excluded Field (subject only to Section 2.3) during the Ciphergen Exclusivity Period.
          (a) Upon the expiration of the Ciphergen Exclusivity Period, such license shall extend to the Excluded Field, provided that it shall be co-exclusive between Ciphergen and Bio-Rad in the Excluded Field, except that Bio-Rad shall have no right to sublicense the MAS Technology in the field of Clinical Diagnostics, except as may be required by its customers or end users.
          (b) The scope of this license shall not exceed the scope of rights granted from MAS and/or LumiCyte to Ciphergen under the MAS Agreements, the Ciphergen Agreement, and the Exclusive License Agreement.
     2.3 Restrictions. Bio-Rad shall not sell products or services in the field of Clinical Diagnostics into the Clinical Diagnostics Market that utilize the Baylor Technology or the MAS Technology, nor enter into a collaboration, license, or other agreement with any third party to sell any such products or services, for a period of 5 years after the Effective Date. In addition to the above, Bio-Rad shall not sell products or services in the field of Clinical Diagnostics into the Clinical Diagnostics Market that utilize any mass spectrometry technology, nor enter into a collaboration,

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license, or other agreement with any third party to sell any such products or services, for a period of one (1) year after the Effective Date.
     2.4 Royalties. As consideration for the grant by Ciphergen of the rights set forth in Sections 2.1 and 2.2 and other obligations and covenants of Ciphergen herein, Bio-Rad agrees to pay Ciphergen (or, at Bio-Rad’s option, to pay MAS, in satisfaction of Ciphergen’s royalty obligations to MAS under the Exclusive License Agreement) an amount equal to two percent (2%) of Adjusted Total Revenue recognized between the Effective Date and the earlier of (i) February 21, 2013 and (ii) the date on which the aggregate cumulative payments to MAS pursuant to this Agreement and Section 2.3 of the Exclusive License Agreement between Molecular Analytical Systems and Ciphergen (effective February 21, 2003) have reached Ten Million Dollars ($10,000,000) (the earlier such date, the “Royalty Expiration Date”). Ciphergen agrees that any royalties paid to Ciphergen under this Agreement shall be paid within ten (10) business days to MAS.
     2.5 For the avoidance of confusion, it is understood that the Licensed Technology that is the subject of this Sublicense Agreement is “otherwise licensed” under Section 2.2 of the Cross License Agreement.
3. WARRANTIES AND REPRESENTATIONS
     3.1 Ciphergen. Ciphergen represents and warrants, after due inquiry by its directors and officers, and covenants that:
          (a) The execution and delivery of this Sublicense Agreement has been duly authorized by any necessary action on the part of Ciphergen;
          (b) It has the power and authority to execute and deliver this Sublicense Agreement and to perform its obligations and grant the rights granted under this Sublicense Agreement;
          (c) As of the Effective Date, it is not a party to any agreement or arrangement with any Person, or to any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Sublicense Agreement;

Sublicense Agreement between
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          (d) As of the Effective Date, it is the exclusive licensee under the Baylor Technology, the MAS Technology or any Improvement, and it has the sole right to grant licenses and other rights hereunder, and it has not granted any sublicenses or other rights under the Baylor Technology, the MAS Technology or any Improvement to any Person that would conflict with the rights granted Bio-Rad hereunder; or
          (e) As of the Effective Date, it is not aware of any action, suit, proceeding, or investigation pending, or currently threatened against Ciphergen that questions the validity of this Sublicense Agreement, the rights of Ciphergen to the Baylor Technology, any Improvement or the MAS Technology, or its right to enter into and deliver this Sublicense Agreement, or to consummate the transactions contemplated hereby.
     3.2 Bio-Rad. Bio-Rad represents and warrants, after due inquiry by its directors and officers, and covenants that:
          (a) The execution and delivery of this Sublicense Agreement has been duly authorized by all necessary action on the part of Bio-Rad;
          (b) It has the power and authority to execute and deliver this Sublicense Agreement and to perform its obligations under this Sublicense Agreement;
          (c) As of the Effective Date, it is not a party to any agreement or arrangement with any Person, or to any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Sublicense Agreement; and
          (d) As of the Effective Date, it is not aware of any action, suit, proceeding, or investigation pending, or currently threatened against Bio-Rad that questions the validity of this Sublicense Agreement or its right to enter into and deliver this Sublicense Agreement, or to consummate the transactions contemplated hereby.
     3.3 Disclaimer. WITHOUT LIMITING SECTIONS 3.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE APA: (A) THE PROPRIETARY RIGHTS LICENSED BY CIPHERGEN TO BIO-RAD HEREUNDER ARE PROVIDED “AS IS” AND WITHOUT

Sublicense Agreement between
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WARRANTY OF ANY KIND AND (B) CIPHERGEN MAKES NO, AND HEREBY DISCLAIMS, ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY OR IMPLIED INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
4. FINANCIAL STATEMENTS
     At the close of each calendar quarter through the Royalty Expiration Date, Bio-Rad shall compute Adjusted Total Revenue for such calendar quarter, and the amounts due thereon pursuant to Section 2.4 shall be paid to Ciphergen (or, at its option, MAS) within fifty-five (55) days after the close of such quarter by mail to Ciphergen at 6611 Dumbarton Circle, Fremont, CA 94555 (or MAS, 101 First St., Suite 478, Los Altos, CA 94022, or such other address as Ciphergen (or MAS) may notify to Bio-Rad. All amounts payable under this Sublicense Agreement shall be paid in United States Dollars. With each royalty payment, Bio-Rad shall furnish to Ciphergen a written accounting report for the closed quarter stating the Adjusted Total Revenue for such calendar quarter, the amounts due to Ciphergen (or MAS) and the amounts already paid to Ciphergen (or MAS), together with an officer’s certificate certifying the foregoing information. Bio-Rad agrees, for three (3) years following a given calendar quarter, to maintain written records with respect to Adjusted Total Revenue for such calendar quarter. Ciphergen agrees to keep strictly confidential all information within or relating to the reports that Bio-Rad provides pursuant to this Article 4, which shall be deemed “CBI Confidential Information” as defined in the Exclusive License Agreement. Ciphergen further agrees not to use such confidential information for any purpose other than as set forth herein.
5. PROTECTION OF PROPERTY RIGHTS
     5.1 Baylor Patent Rights. Ciphergen agrees to assign to Bio-Rad all rights and responsibilities of Ciphergen under Section 5.4 of the Exclusive License Agreement, subject to the consent of Baylor, which consent Ciphergen agrees to use its best efforts to obtain within forty five (45) days of the Effective Date of this Agreement, other than with respect to prosecution of patent re-examination number 90/007,449, which prosecution Ciphergen shall control as set forth in Section 9.2 of the Cross License Agreement. In the event that consent of Baylor is obtained by Ciphergen, any prosecution, maintenance, and enforcement of rights covered by the Baylor Patent Rights shall

Sublicense Agreement between
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be subject to Articles 8 and 9 of the Cross License Agreement. In the event that consent of Baylor is not obtained by Ciphergen within forty five (45) days of the Effective Date, Bio-Rad will have the irrevocable option, exercisable at any time during which this Agreement is in force and effect, to control and direct Ciphergen’s prosecution and maintenance of the Baylor Patent Rights, and the right to control and direct Ciphergen’s enforcement of the Baylor Patent Rights against Third Parties at Bio-Rad’s own expense. Ciphergen hereby agrees to fully cooperate with Bio-Rad in its request to enforce any of the Baylor Patent Rights. In the event that Ciphergen elects to retain its own counsel in connection with such prosecution, maintenance, or enforcement, it shall be solely at Ciphergen’s expense.
     5.2 Patents Covering MAS Technology. Prosecution, maintenance, and enforcement of rights covered by the MAS Technology shall be subject to Articles 8 and 9 of the Cross License Agreement.
     5.3 Cooperation. At Bio-Rad’s or its designee’s written request and expense, Ciphergen hereby agrees to, and to cause its officers, directors, and employees to: (i) as reasonable, execute documents necessary to, or typically filed in the ordinary course of or in connection with, the filing, prosecution, maintenance, protection, interference proceedings, opposition proceedings, or enforcement of patent and other intellectual property rights in and to the Baylor Technology, any Improvement or the MAS Technology (e.g., powers of attorney, declarations, affidavits, oaths or petitions); and (ii) be available for and testify (in court, administrative hearing, deposition or otherwise) in connection with the filing, prosecution, maintenance, protection, interference proceedings, opposition proceedings, or enforcement of patent and other intellectual property rights in and to the Baylor Technology, any Improvement or the MAS Technology in accordance with Sections 5.1 and 5.2, provided that Bio-Rad or its designee shall reimburse Ciphergen for its expenses and at a reasonable hourly rate for such activities undertaken at Bio-Rad’s or its designee’s request pursuant to this clause (ii).
6. DEFENSE ACTIONS
     Notwithstanding the terms of Section 10.4 of the APA, Bio-Rad (itself or through a designee) shall have the sole right, but not the obligation, at its own expense, to defend and control

Sublicense Agreement between
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the defense of any legal action by a Third Party alleging that the exercise by Bio-Rad of its rights under the Licensed Technology infringes the rights of such Third Party.
7. TERM AND TERMINATION
     7.1 Expiration. This Sublicense Agreement will commence upon the Effective Date and shall continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last application within the Baylor Patent Rights or the MAS Technology licensed hereunder, whichever is later.
     7.2 No Termination. Neither this Sublicense Agreement, nor any of the rights expressly granted or agreed to herein is terminable by Ciphergen for any reason.
     7.3 Effects of Expiration. Expiration of this Sublicense Agreement (including termination of this Sublicense Agreement by Bio-Rad) for any reason shall not release either Party hereto from any liability that at the time of such expiration has already accrued to the other Party. In the event of expiration, the licenses granted under Sections 2.1 and 2.2(a) shall survive on an exclusive basis. In addition, the provisions of Section 7.3 and Articles 4 and 9 shall survive the expiration of this Sublicense Agreement. Except as otherwise provided in this Section 7.3, all rights and obligations of the Parties under this Sublicense Agreement shall terminate upon the expiration of this Sublicense Agreement.
8. ASSIGNMENT
     8.1 General. This Sublicense Agreement is assignable by Bio-Rad without the prior written consent of Ciphergen, by Ciphergen with the permission of Bio-Rad, such permission not to be unreasonably withheld and either party may assign to an entity that succeeds to all or substantially all of the business or assets of such Party relating to this Sublicense Agreement whether by sale, merger, operation of law or otherwise, provided that such assignee promptly agrees in writing to be bound by the terms and conditions of this Sublicense Agreement.
     8.2 Effect. This Sublicense Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the Parties. Any assignment not in accordance with this Article 8 will be null and void.

Sublicense Agreement between
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9. MISCELLANEOUS
     9.1 Attorneys’ Fees and Costs. The Parties shall bear their own costs and attorneys’ fees incurred in negotiating and executing this Sublicense Agreement.
     9.2 Notice and Service. All notices or correspondence to be given pursuant to this Sublicense Agreement or relating to this Sublicense Agreement shall be served at the following addresses:
     All correspondence to Ciphergen shall be mailed to:
Ciphergen Biosystems, Inc.
Attn: President and CEO
6611 Dumbarton Circle
Fremont, CA 94555
(510) 505-2100 (tel.)
(510) 505-2101 (fax)
     With a copy to:
Wilson, Sonsini, Goodrich & Rosati
Attn: Michael J. O’Donnell, Esq.
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300 (tel.)
(650) 493-6811 (fax)
and
     All correspondence to Bio-Rad shall be mailed to:
Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, CA 94547
Attention: General Counsel
(510) 741-1000 (tel)
(510) 741-5158 (fax)
     9.3 Governing Law. This Sublicense Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to those provisions governing conflicts of law.

Sublicense Agreement between
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     9.4 Compliance with Laws. Each Party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Sublicense Agreement.
     9.5 No Waiver. Failure of a Party to enforce a right under this Sublicense Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the -particular situation involved.
     9.6 Severability. The provisions of this Sublicense Agreement are contractual, not mere recitals, and shall be construed severably such that, if any provision or part thereof shall at any time be prohibited by or invalid under applicable law, such provision or part shall remain in force to the fullest extent allowed by law and all other provisions shall remain in full force and effect.
     9.7 Counterparts. This Sublicense Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and shall be binding and effective immediately upon the execution by all Parties of one or more counterparts.
     9.8 Entire Agreement. This Sublicense Agreement, and the APA, together with the Exhibits and Schedules to all of the foregoing, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.
     9.9 Execution. This Sublicense Agreement may be executed by facsimile signature, which shall be an equivalent to an original signature.

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     IN WITNESS WHEREOF, the Parties have caused this Sublicense Agreement to be executed by their respective duly authorized officers on the Effective Date, each copy of which will for all purposes be deemed to be an original.

BIO-RAD LABORATORIES, INC.		CIPHERGEN BIOSYSTEMS, INC.
By:	/s/ Norman Schwartz	By:	/s/ Debra Young

Name:	Norman Schwartz	Name:	Debra Young

Title:	President	Title:	CFO & VP of Finance